Filed Pursuant to Rule 424(b)(2)
Registration No. 333-159479

CALCULATION OF REGISTRATION FEE

		Maximum	Maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities offered	registered	per unit	offering price	registration fee(1)
5.950% Senior Notes due 2021	$500,000,000	100%	$500,000,000	$58,050

(1)	The filing fee of $58,050 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement
(To Prospectus dated May 26, 2009)

Allegheny Technologies Incorporated
$500,000,000
5.950% Senior Notes due 2021

Interest payable January 15 and July 15

Issue price: 99.886%

We are offering $500,000,000 aggregate principal amount of our 5.950% Senior Notes due 2021 (the “notes”). The notes will mature on January 15, 2021. Interest will accrue from January 7, 2011, and the first interest payment date will be July 15, 2011.

We may redeem the notes in whole or in part at any time at the applicable redemption prices set forth under “Description of the notes—Optional redemption.” We must redeem fifty percent (50%) of the aggregate principal amount of the outstanding notes on a pro rata basis under the circumstances and at the redemption price described in this prospectus supplement in “Description of the notes—Special mandatory redemption.” We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in “Description of the notes—Purchase of notes upon a change of control repurchase event.”

The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. We conduct a significant portion of our business through our subsidiaries. None of our subsidiaries will guarantee the notes.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves a high degree of risk. See “Risk factors” beginning on page S-8 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

		Underwriting discounts	Proceeds, before
	Public offering price(1)	and commissions	expenses, to us(1)

Per note	99.886%	0.650%	99.236%
Total	$499,430,000	$3,250,000	$496,180,000

(1)	Plus accrued interest, if any, from January 7, 2011.

The notes will not be listed on any securities exchange or automated quotation system.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Banking, S.A./N.V., on or about January 7, 2011.

Joint Book-Running Managers

J.P. Morgan	Citi	Morgan Stanley	BofA Merrill Lynch

Co-Managers

BNY Mellon Capital Markets, LLC	Credit Suisse	HSBC

PNC Capital Markets LLC	Wells Fargo Securities

January 4, 2011

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. This prospectus supplement relates to the offer and sale of the notes.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date or that the information incorporated by reference in this prospectus supplement is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

S-i

We are a Delaware corporation. Our principal executive offices are located at 1000 Six PPG Place, Pittsburgh, PA, 15222-5479 and our telephone number at that address is (412) 394-2800. Our website is located at http://www.ATImetals.com. Our website and the information contained on our website are not part of this prospectus supplement, and you should rely only on the information contained or incorporated by reference in this prospectus supplement when making a decision as to whether to invest in the notes.

Except as otherwise stated and unless the context otherwise requires, references in this prospectus supplement to “Allegheny Technologies,” “ATI,” “we,” “our,” “us” and similar terms refer to Allegheny Technologies Incorporated and its subsidiaries; references to “Ladish” refer to Ladish Co., Inc. and its subsidiaries; and references to the “Proposed Acquisition” refer to our pending acquisition of Ladish. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

Cautionary statement regarding forward-looking statements

You should carefully review the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. In this prospectus supplement and the accompanying prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” sections of our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 and any of our subsequently filed Quarterly Reports on Form 10-Q could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that we otherwise make. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from the Proposed Acquisition (as described in this prospectus supplement) and other strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors;

S-ii

(d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2009 and in other reports filed with the SEC. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

S-iii

Where you can find more information

Available information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet website is www.ATImetals.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Incorporation by reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus supplement and the accompanying prospectus except to the extent updated and superseded by information contained in this prospectus supplement and the accompanying prospectus. Some information that we file with the SEC after the date of this prospectus supplement and until we sell all of the securities covered by this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus supplement, including between the date of this prospectus supplement and the date on which the offering of the securities under this prospectus supplement is terminated, except as noted in the paragraph below:

Our SEC filings (File No. 1-12001)	Period for or date of filing

Annual Report on Form 10-K	Year ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30, and September 30, 2010
Current Reports on Form 8-K	January 29, March 2, March 29, May 13, June 21, August 4, November 17, November 24, December 2 and December 29, 2010

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of

S-iv

1933, as amended (the “Securities Act”) or the Exchange Act or into this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract, agreement or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents contained in the exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479, Attention: Corporate Secretary; telephone number: (412) 394-2800. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site.

S-v

Summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the “Risk factors” section included in this prospectus supplement and the financial statements and related notes incorporated by reference herein.

Our company

We are one of the largest and most diversified specialty metals producers in the world. We use innovative technologies to offer global markets a wide range of specialty metals solutions. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, zirconium, hafnium and niobium, stainless and specialty steel alloys, grain-oriented electrical steel, tungsten-based materials and cutting tools and carbon alloy impression die forgings and large grey and ductile iron castings. Our specialty metals are produced in a wide range of alloys and product forms and are selected for use in applications that demand metals having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics. Our specialty metals serve a range of end markets on a global basis, including aerospace and defense, the chemical process industry and oil and gas industry, electrical energy and medical device products. For the nine months ended September 30, 2010 and the year ended December 31, 2009, we generated total sales of $3.0 billion and $3.1 billion, respectively, and net income attributable to ATI of $55.6 million and $31.7 million, respectively, through three business segments: High Performance Metals, Flat-Rolled Products and Engineered Products.

High performance metals segment

Our High Performance Metals segment, which generated 33% and 43% of our total sales for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, produces, converts and distributes a wide range of high performance alloys, including nickel- and cobalt-based alloys and superalloys, titanium and titanium-based alloys, exotic metals such as zirconium, hafnium, niobium, nickel-titanium, and their related alloys, and other specialty alloys, primarily in long product forms such as ingot, billet, bar, shapes and rectangles, rod, wire, seamless tube, and castings. We also produce nickel-based alloys and superalloys, titanium alloys, specialty metal powders and semi-finished near-net-shape products from these advanced powder alloys. We are integrated from raw materials (sponge) to melt, remelt and finish processing in our titanium and titanium alloys and zirconium and hafnium alloys products. The major end markets served by our High Performance Metals segment are aerospace and defense, oil and gas, chemical process industry, electrical energy and medical. Most of the products in our High Performance Metals segment are sold directly to end-use customers. A significant portion of our High Performance Metals segment products are sold under multi-year agreements.

Flat-rolled products segment

Our Flat-Rolled Products segment, which generated 58% and 49% of our total sales for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, produces, converts and distributes stainless steel, nickel-based alloys and superalloys, titanium and titanium-based alloys and specialty alloys, in a variety of product forms, including plate, sheet, engineered strip and Precision Rolled Strip® products, as well as grain-oriented electrical steel sheet. The major end markets for our flat-rolled products are oil and gas, chemical process industry, electrical energy, automotive, food equipment and appliances, machine and cutting tools, construction and mining, aerospace and defense, and electronics, communication equipment and computers.

Engineered products segment

The principal business of our Engineered Products segment, which generated 9% and 8% of our total sales for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, includes the production of tungsten powder, tungsten heavy alloys, tungsten carbide materials and tungsten carbide cutting tools. We are now integrated from the raw materials (ammonium paratungstate) to the manufacture of our tungsten-based products. The segment also produces carbon alloy steel impression die forgings and large grey and ductile iron castings, and it provides precision metals processing services.

The proposed acquisition of Ladish Co., Inc.

On November 16, 2010, we entered into an agreement and plan of merger with Ladish, which we refer to as the Merger Agreement, under which we agreed to acquire Ladish, which we refer to as the Proposed Acquisition, for consideration consisting of 0.4556 of a share of our common stock and $24.00 in cash for each outstanding share of Ladish common stock, representing an aggregate fully distributed equity value of approximately $778 million.

Ladish engineers, produces and markets high-strength, high-technology forged and cast metal components for a wide variety of load-bearing and fatigue-resisting applications in the jet engine, aerospace and industrial markets. According to Ladish’s public filings with the SEC, approximately 88% of Ladish’s 2009 revenues were derived from the sale of jet engine parts, missile components, landing gear, helicopter rotors and other aerospace products, and approximately 44% of Ladish’s 2009 revenues were derived from sales, directly or through prime contractors, under U.S. government contracts or under contracts with allies of the U.S. government, primarily covering defense equipment.

Consummation of the Proposed Acquisition is subject to certain governmental and regulatory conditions and approvals, including under competition laws and regulations, and other customary conditions. In addition, the Merger Agreement must be adopted by Ladish’s shareholders at a special meeting. We expect the Proposed Acquisition to close in the first quarter of 2011. There can be no assurance that the Proposed Acquisition will be completed.

The Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on November 17, 2010, which is incorporated by reference into this prospectus supplement. The foregoing description of the Proposed Acquisition and the Merger Agreement is qualified in its entirety by reference to such exhibit. This offering is not conditioned upon the completion of the Proposed Acquisition.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of the notes” in this prospectus supplement.

Issuer	Allegheny Technologies Incorporated.

Securities offered	$500 million aggregate principal amount of 5.950% Senior Notes due 2021.

Maturity date	Unless earlier redeemed or repurchased by us, the notes will mature on January 15, 2021.

Interest rate	5.950% per year.

Interest payment dates	January 15 and July 15, commencing July 15, 2011.

Optional redemption	We may redeem the notes, at our option, at any time in whole or from time to time in part prior to October 15, 2020 (three months prior to their maturity date), at a price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points, in either case plus accrued interest on the principal amount being redeemed to the redemption date. On and after October 15, 2020 (three months prior to their maturity date), we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of the notes being redeemed to such redemption date. See “Description of the notes—Optional redemption.”

Special mandatory redemption	In the event that we do not consummate the Proposed Acquisition on or prior to June 30, 2011, or the Merger Agreement is terminated at any time prior thereto, we will redeem fifty percent (50%) of the aggregate principal amount of the outstanding notes on a pro rata basis on the special mandatory redemption date at a redemption price equal to 102% of the aggregate principal amount of the redeemed notes, subject to certain adjustments for interest payments due. See “Description of the notes—Special mandatory redemption.”

Ranking	The notes will be our senior unsecured obligations and:

• will rank equally in right of payment with all of our existing and future senior unsecured indebtedness;

• will rank senior in right of payment to all of our existing and future subordinated indebtedness;

• will be effectively subordinated to any of our existing and future secured debt, to the extent of the value of the assets securing such debt; and

• will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries.

After giving effect to this offering, as of September 30, 2010, we would have had an aggregate of approximately $1,561.1 million of indebtedness outstanding.

Covenants	We will issue the notes under a senior indenture between us and The Bank of New York Mellon, as trustee. The senior indenture includes covenants that limit:

• our ability and the ability of our domestic subsidiaries to create or permit liens;

• our ability and the ability of our domestic subsidiaries to enter into sale and leaseback transactions;

• the ability of our domestic subsidiaries to guarantee our indebtedness; and

• our ability to consolidate or merge with or into other companies or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications described under “Description of the notes—Covenants” and “Description of the notes—Merger, consolidation or sale of assets.”

Absence of public market for the notes	The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

U.S. federal income tax considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Material U.S. federal income tax considerations.”

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $495.8 million after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering to finance the cash portion of the merger consideration to be paid in the Proposed Acquisition and pay related fees and expenses. Any additional net proceeds will be used for general corporate purposes. If the Proposed Acquisition is not completed for any reason, we intend to use a portion of the net proceeds of this offering to fund the mandatory redemption of fifty percent (50%) of the aggregate principal amount of the outstanding notes and intend to use the remaining net proceeds for general corporate purposes. Pending any such uses, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Use of proceeds.”

Risk factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement and accompanying prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Summary consolidated financial data

We derived the summary consolidated financial data shown below as of December 31, 2007, 2008 and 2009 and for each of the years then ended from our audited consolidated financial statements and for the nine-month periods ended September 30, 2009 and 2010 from our unaudited consolidated financial statements. The unaudited financial statements from which we derived this data were prepared on the same basis as the audited consolidated financial data and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations and financial condition as of the periods presented. The results of operations for interim periods are not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

							Nine months ended
	Year ended December 31,						September 30,
(dollars in millions)	2007		2008		2009		2009		2010

							(unaudited)

Statement of income data:
Sales:
High Performance Metals	$2,067.6		$1,944.9		$1,300.0		$987.6		$988.5
Flat-Rolled Products	2,951.9		2,909.1		1,516.1		1,077.6		1,751.1
Engineered Products	433.0		455.7		238.8		174.0		270.6

Total sales	$5,452.5		$5,309.7		$3,054.9		$2,239.2		$3,010.2
Operating profit (loss):
High Performance Metals	$729.1		$539.0		$234.7		$146.6		$194.3
Flat-Rolled Products	512.0		385.0		71.3		41.3		61.7
Engineered Products	32.1		20.9		(23.8)		(24.1)		12.5

Total operating profit	$1,273.2		$944.9		$282.2		$163.8		$268.5
Net income (loss) attributable to ATI	$747.1		$565.9		$31.7		$(6.1)		$55.6
Balance sheet data (at end of period):
Working capital	$1,544.7		$1,235.5		$1,373.0		$1,465.0		$1,450.3
Total assets	4,095.6		4,170.4		4,346.0		4,380.0		4,489.7
Long-term debt	507.3		494.6		1,037.6		1,050.4		1,039.2
Total debt	528.2		509.8		1,071.1		1,070.6		1,061.1
Cash and cash equivalents	623.3		469.9		708.8		826.3		443.3
Total stockholders’ equity	2,279.2		2,029.0		2,089.6		2,153.5		2,132.7
Cash flow information:
Cash flow provided by (used in) operating activities	$701.5		$754.5		$218.5		$149.4		$(63.9)
Cash flow used in investing activities	(451.7)		(513.9)		(453.7)		(302.6)		(132.4)
Cash flow provided by (used in) financing activities	(128.8)		(394.0)		474.1		509.6		(69.2)
Other Data:
Ratio of earnings to fixed charges(1)	25.0	x	19.4	x	1.5	x	0.7	x	2.4	x
EBITDA(2)	$1,257.0		$986.5		$197.5		$99.5		$209.1

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income tax provision (benefit) less income (loss) recognized on less than fifty percent owned persons, less the noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges, plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense, the portion of rents deemed to be interest, capitalized interest and amortization of debt expense.

(2)	We define EBITDA as income (loss) before income taxes plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. We have presented EBITDA in this prospectus supplement solely as a supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that EBITDA is useful to investors because EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, a measure of operating performance as determined in accordance with generally accepted accounting principles. This definition of EBITDA will differ from the amounts calculated under the definition of EBITDA that will be contained in our amended revolving credit facilities. We do not intend to provide EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries. EBITDA is calculated as follows:

				Nine months
				ended
	Year ended December 31,			September 30,
(dollars in millions)	2007	2008	2009	2009	2010

Income before income taxes	$1,154.1	$867.7	$64.9	$2.9	$103.1
Depreciation and amortization	102.9	118.8	132.6	96.6	106.0

EBITDA	$1,257.0	$986.5	$197.5	$99.5	$209.1

Risk factors

You should carefully consider the following factors and those described in our Annual Report on Form 10-K under “Risk Factors”, as well as the other information contained or incorporated by reference in this prospectus supplement before deciding to invest in the notes. Any of these risks or other risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, financial condition, results of operations and cash flow, which could in turn materially adversely affect the price of the notes. If any of the following risks and uncertainties develops into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of the notes could decline and you may lose all or part of your investment.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described below and elsewhere in this prospectus supplement and the documents incorporated by reference. Please see “Cautionary statement regarding forward-looking statements.”

Risks relating to the notes

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. None of our subsidiaries initially will be required to guarantee the notes. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes will initially not be guaranteed by any of our subsidiaries and are therefore structurally subordinated to the indebtedness and other liabilities of our subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The senior indenture does not restrict the amount of additional debt that we may incur.

The notes and the senior indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If we do not complete the Proposed Acquisition by June 30, 2011, we will be required to redeem fifty percent (50%) of the aggregate principal amount of the outstanding notes and, as a result, holders of the notes may not obtain their expected return on the notes.

We may not be able to complete the Proposed Acquisition within the time period specified under “Description of the notes—Special mandatory redemption.” Our ability to consummate the Proposed Acquisition is subject to various closing conditions, including regulatory approvals and other matters that are beyond our control. If we are not able to consummate the Proposed Acquisition within the time period specified under “Description of the notes—Special mandatory redemption,” we will be required to redeem fifty percent (50%) of the aggregate principal amount of the outstanding notes on a pro rata basis at a redemption price equal to 102% of the aggregate principal amount of the redeemed notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. We may not, however, have sufficient financial resources available to satisfy our obligations to repurchase the required aggregate principal amount of the notes. In addition, even if we are able to redeem sufficient notes pursuant to a mandatory redemption, holders of the notes may not obtain their expected return on the notes.

Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision as long as the Proposed Acquisition closes within the specified timeframe, nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the Proposed Acquisition, we experience any changes in our business or financial condition or if the terms of the Proposed Acquisition change.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the notes—Optional redemption,” we have the right to redeem the notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon a change of control repurchase event, as defined in the senior indenture, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control repurchase offer. A failure to make the change of control repurchase offer or to pay the change of control repurchase price when due would result in a default under the senior indenture. The occurrence of a change of control would also constitute an event of default under our revolving credit facility and may constitute an event of default under the terms of the agreements governing our other indebtedness or require us to offer to repurchase such other indebtedness. See “Description of the notes—Purchase of notes upon a change of control repurchase event.”

There may be no active trading market for the notes.

The notes are a new issue of securities for which there is no established market. Accordingly, any or all of the following may occur:

•	no liquid market for the registered notes may develop;

•	you may be unable to sell your notes; or

•	the price at which you will be able to sell the notes may be lower than their principal amount or purchase price.

If a public market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the notes on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the notes is currently anticipated.

Risks related to the Proposed Acquisition

Failure to complete the Proposed Acquisition could negatively impact our stock price and our future business and financial results.

Consummation of the Proposed Acquisition is subject to certain conditions, including, among others:

•	the adoption of the Merger Agreement by the shareholders of Ladish;

•	the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period;

•	the absence of any law or order prohibiting the merger;

•	the effectiveness of the registration statement relating to the issuance by us of shares of our common stock as part of the merger consideration and the listing of such shares on the New York Stock Exchange; and

•	subject to certain exceptions, the accuracy of representations and warranties and material compliance with covenants.

Third parties, such as governmental agencies, may impose conditions on the consummation, or require changes to the terms, of the Proposed Acquisition. Any such conditions or changes could have the effect of preventing the consummation of the Proposed Acquisition. If the Proposed Acquisition is not completed for any reason, our ongoing business and financial results may be adversely affected and we will be subject to a number of risks, including the following:

•	we will be required to pay certain costs relating to the Proposed Acquisition, whether or not the Proposed Acquisition is completed; and

•	matters relating to the Proposed Acquisition (including integration planning) may require substantial commitments of time and resources by our management, whether or not the Proposed Acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

We may also be subject to litigation related to any failure to complete the Proposed Acquisition. If the Proposed Acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, which may cause the value of your investment to decline. We cannot provide any assurance that the Proposed Acquisition will be completed, that there will not be a delay in the completion of the Proposed Acquisition or that all or any of the anticipated benefits of the Proposed Acquisition will be obtained.

The anticipated benefits of the Proposed Acquisition may not be fully realized and may take longer to realize than expected.

The Proposed Acquisition involves the integration of Ladish’s operations with our existing operations, and there are uncertainties inherent in such an integration. We will be required to devote significant management attention and resources to integrating Ladish’s operations. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Even if we are able to integrate Ladish’s operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings and operational efficiencies that we expect or the achievement of these benefits within a reasonable period of time. In addition, we may have not discovered during the due diligence process, and we may not discover prior to closing, all known and unknown factors regarding Ladish that could produce unintended and unexpected consequences for us. Undiscovered factors could result in us incurring financial liabilities, which could be material, and in us not achieving the expected benefits from the Proposed Acquisition within our desired time frames, if at all.

We will incur significant transaction and acquisition-related costs in connection with the Proposed Acquisition.

We will incur significant costs in connection with the Proposed Acquisition. We expect that the substantial majority of these costs will be non-recurring expenses related to the Proposed Acquisition and facilities and systems consolidation costs. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur substantial transaction fees and costs related to formulating integration plans.

We have not identified any specific use of a portion of the net proceeds of this offering in the event that the Merger Agreement is terminated.

Consummation of the Proposed Acquisition is subject to a number of conditions, and, if the Merger Agreement is terminated for any reason, our board of directors and management will have broad discretion over the use of the net proceeds we receive in this offering, other than the portion of the net proceeds of this offering that are used to fund the mandatory redemption of fifty percent (50%) of the aggregate principal amount of the outstanding notes. Since the primary purpose of this offering is to provide funds to pay the cash portion of the merger consideration and related fees and expenses, we have not identified a specific use for the remaining net proceeds in the event the Proposed Acquisition is not completed. If the Proposed Acquisition is not completed for any reason, we intend to use a portion of the net proceeds of this offering to fund the mandatory redemption of fifty percent (50%) of the aggregate principal amount of the outstanding notes and intend to use the remaining net proceeds for general corporate purposes, which may include repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations or repurchase of our outstanding equity securities. The failure of our management to use the net proceeds from this offering effectively could have a material adverse effect on our business.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $495.8 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to finance the cash portion of the merger consideration to be paid in the Proposed Acquisition and pay related fees and expenses. Any additional net proceeds will be used for general corporate purposes, which may include repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations or repurchase of our outstanding equity securities. If the Proposed Acquisition is not completed for any reason, we intend to use a portion of the net proceeds of this offering to fund the mandatory redemption of fifty percent (50%) of the aggregate principal amount of the outstanding notes and intend to use the remaining net proceeds for general corporate purposes. See “Description of the notes—Special mandatory redemption.” Pending any such uses, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. This offering is not conditioned on the closing of the Proposed Acquisition, and there can be no assurance that the Proposed Acquisition will be consummated.

Capitalization

The following table sets forth (a) our cash and cash equivalents and (b) our capitalization as of September 30, 2010:

•	on an actual basis; and

•	as adjusted to give effect to the issuance of $500.0 million in aggregate principal amount of the notes in this offering, after deducting underwriting discounts and commissions, as well as estimated offering expenses of $0.4 million.

This table should be read in conjunction with “Summary consolidated financial data,” “Use of proceeds,” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of September 30, 2010
(dollars in millions)	Actual	As adjusted(1)

Cash and cash equivalents	$443.3	$939.1

Total debt (including current portion of long-term debt):
4.25% Convertible Notes due 2014	$402.5	$402.5
9.375% Notes due 2019	350.0	350.0
8.375% Notes due 2011, net(2)	117.5	117.5
Notes offered hereby(3)	–	500.0
Allegheny Ludlum 6.95% Debentures due 2025	150.0	150.0
Revolving credit facility	–	–
Other debt	41.1	41.1

Total debt(4)	1,061.1	1,561.1
Stockholders’ equity:
Preferred stock, par value $0.10; 50,000,000 shares authorized; issued—none	–	–
Common stock, par value $0.10; 500,000,000 shares authorized; 102,404,256 shares issued; 98,579,115 shares outstanding	10.2	10.2
Additional paid-in-capital	647.2	647.2
Retained earnings	2,228.4	2,228.4
Treasury stock, at cost; 3,825,141 shares	(183.7)	(183.7)
Accumulated other comprehensive loss, net of tax	(653.9)	(653.9)

Total ATI stockholders’ equity	2,048.2	2,048.2
Noncontrolling interests	84.5	84.5

Total equity	2,132.7	2,132.7
Total capitalization(4)	$3,193.8	$3,693.8

(1)	As adjusted to reflect the sale of the notes. The as adjusted information reflects the net proceeds of the sale of the notes in cash and cash equivalents and does not reflect the use of the proceeds from this offering to fund the cash portion of the merger consideration to be paid in the Proposed Acquisition.

(2)	Includes fair value adjustments for settled interest rate swaps contracts of $1.2 million.

(3)	Net of estimated discounts and fees. Due to the special mandatory redemption provision, $250.0 million, representing fifty percent (50%) of the aggregate principal amount of the notes, will initially be classified on our balance sheet as long-term debt due within one year. In the event that we consummate the Proposed Acquisition on or prior to June 30, 2011, the $250.0 million aggregate principal amount of the notes subject to the mandatory redemption provision will be reclassified on our balance sheet as long-term debt.

(4)	If the Proposed Acquisition is not consummated and $250.0 million aggregate principal amount of the notes are redeemed, total debt would be $1,311.1 million and total capitalization would be $3,443.8 million as of September 30, 2010.

Description of the notes

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.”

In this Description of the notes, the terms “ATI,” the “Company,” “we,” “us” and similar words refer only to Allegheny Technologies Incorporated and not to any of its subsidiaries. The notes constitute a separate series of debt securities under the senior indenture.

The notes will be issued under a senior indenture dated as of June 1, 2009, between us and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture to be executed as of January 7, 2011, (as so supplemented, the “senior indenture”). The senior indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the senior indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the senior indenture and the notes. It does not restate the senior indenture or the terms of the notes in their entirety. We urge you to read the forms of the senior indenture and the notes because the senior indenture and the notes, and not this description, define the rights of noteholders.

General

The notes:

•	will be our senior unsecured obligations;

•	will mature on January 15, 2021;

•	will be subject to earlier mandatory redemption as described under the caption “—Special mandatory redemption” and redemption at our option as described under the caption “—Optional redemption”;

•	initially will be limited to $500,000,000 in aggregate principal amount, subject to our right to “re-open” the notes as described under the caption “—Additional issuances”;

•	will not have the benefit of any sinking fund;

•	will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form but in certain limited circumstances may be represented by notes in certificated form. See “—Book-entry issuance.”

Interest on the notes will:

•	accrue at the rate of 5.950% per annum;

•	accrue from January 7, 2011 or the most recent interest payment date on which interest was paid;

•	be payable in cash semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 2011;

•	be payable to the holders of record on January 1 and July 1, as the case may be, immediately preceding the related interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders.

As of September 30, 2010, we had an aggregate of approximately $1,061.1 million of indebtedness outstanding. After giving effect to this offering (but not the use of the proceeds from this offering to fund the cash portion of the merger consideration to be paid in the Proposed Acquisition), as of September 30, 2010, we would have had an aggregate of approximately $1,561.1 million of indebtedness outstanding. This offering is not conditioned upon completion of the Proposed Acquisition.

Additional issuances

We may issue additional notes, without limitation and without your consent, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. If we issue additional notes of the series offered by this prospectus supplement under the senior indenture, they will have the same terms and conditions as the notes being offered by this prospectus supplement in all respects (except for the payment of interest accruing prior to the issue date of the additional notes and, if such additional notes are issued following the earliest to occur of (i) June 30, 2011, (ii) the completion of the Proposed Acquisition or (iii) the termination of the Merger Agreement, except for the special mandatory redemption provision) so that the additional notes may be consolidated and form a single series with the notes issued under this prospectus supplement.

Optional redemption

We may redeem the notes, at our option, at any time in whole or from time to time in part prior to October 15, 2020 (three months prior to their maturity date), at a price equal to the greater of:

(1) 100% of the principal amount of the notes being redeemed or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points, in either case plus accrued interest on the principal amount being redeemed to the redemption date.

On and after October 15, 2020 (three months prior to their maturity date), we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of the notes being redeemed to such redemption date.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all of the notes are redeemed at any time, the trustee will select notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated or Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, as selected by us or, if such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors (each, a “Primary Treasury Dealer”) provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding such redemption date.

The notes will not be entitled to the benefit of any sinking fund.

Special mandatory redemption

In the event that we do not consummate the Proposed Acquisition on or prior to June 30, 2011, or the Merger Agreement is terminated on or prior to June 30, 2011, then we will redeem fifty percent (50%) of the aggregate principal amount of the outstanding notes on a pro rata basis on the special mandatory redemption date at a redemption price equal to 102% of the aggregate principal amount of the redeemed notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “special mandatory redemption date” means the earlier to occur of (1) July 15, 2011, if the Proposed Acquisition has not been completed on or prior to June 30, 2011, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special redemption date, the notes to be redeemed will cease to bear interest.

Purchase of notes upon a change of control repurchase event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described under the caption “—Optional redemption”, we will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by the Company.

The paying agent will promptly deliver to each holder of notes properly tendered, the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of ATI and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. As contemplated by the definition of Change of Control, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions and on the ability of our domestic subsidiaries to guarantee our indebtedness are contained in the covenants described under the captions “—Covenants—Limitations on liens”, “—Limitations on sale and leaseback transactions” and “—Limitation on guarantees”. Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the senior indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our existing or future debt instruments. See “Risk factors—Risks relating to the notes—We may not be able to repurchase the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on June 1, 2009 (the date of the base senior indenture); or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Except as described in “—Limitations on liens,” “—Limitations on sale and leaseback transactions” and “—Limitation on guarantees,” neither we nor any of our subsidiaries will be restricted by the senior indenture from:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on our capital stock or the capital stock of any of our subsidiaries; or

•	purchasing or redeeming our capital stock or the capital stock of any of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent described under the caption “—Purchase of notes upon a change of control repurchase event.” Among other things, the senior indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent described following the caption “—Purchase of notes upon a change of control repurchase event.”

Limitations on liens

We will not, and will not permit any of our Domestic Subsidiaries, directly or indirectly, to issue, assume or guarantee any Debt if that Debt is secured by any Lien upon any Principal Property (or portion thereof) of ours or of any Domestic Subsidiary or any shares of stock or Debt of any Domestic Subsidiary, whether owned on June 1, 2009 (the date of the base senior indenture) or thereafter acquired, without effectively securing the notes equally and ratably with that Debt, so long as such Debt is so secured. The foregoing restriction does not apply to:

(1) Liens on any property acquired, constructed or improved by us or any Domestic Subsidiary after June 1, 2009, which are created or assumed contemporaneously with or within three years after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

(2) Liens existing on any property, shares of stock or indebtedness acquired from a Person merged with or into us or a Domestic Subsidiary after June 1, 2009;

(3) with respect to any corporation that becomes a Domestic Subsidiary after June 1, 2009, Liens on property of, or shares of stock or indebtedness issued by, any such corporation existing at the time it becomes a Domestic Subsidiary and not incurred in connection with or in anticipation of such corporation becoming a Domestic Subsidiary;

(4) Liens to secure Debt of a Domestic Subsidiary owed to us or Debt of one of our Domestic Subsidiaries owed to another Domestic Subsidiary;

(5) Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

(6) any Lien existing on June 1, 2009; or

(7) Liens for the sole purpose of extending, renewing or replacing Debt, in whole or in part, secured by any Lien referred to in the foregoing clauses (1) to (6), inclusive, provided, however, that the principal amount of Debt secured by that Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

The limitation on liens shall not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of ours and our Domestic Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) and the Attributable Debt with respect to Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause (1) above) does not exceed 10% of Consolidated Net Tangible Assets.

Limitations on sale and leaseback transactions

We and our Domestic Subsidiaries are prohibited from entering into Sale and Leaseback Transactions unless:

(a) we or such Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property to be leased without equally and ratably securing the notes, pursuant to clauses (1)-(7) under “—Limitations on liens”; or the Attributable Debt with respect thereto would be an amount permitted under the last paragraph under “—Limitations on liens”; or

(b) we or such Domestic Subsidiary shall, within 180 days of the effective date of any such arrangement apply an amount equal to the proceeds from such Sale and Leaseback
Transaction to the payment or other retirement of Debt that ranks senior to or equal with the notes (other than, in either case, Debt owed by us or any Subsidiary); or to the purchase of other Principal Property.

Limitation on guarantees

We and our Domestic Subsidiaries are prohibited from entering into any agreement pursuant to which any such Domestic Subsidiary guarantees the payment of Debt incurred by us without providing that the notes be equally and ratably guaranteed by such Domestic Subsidiary.

Certain definitions

For purposes of “—Limitations on liens,” “—Limitations on sale and leaseback transactions,” and ‘‘—Limitation on guarantees,” the following definitions are applicable:

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined by us in good faith) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by the lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of that lease (including any period for which that lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the total of all the assets appearing on the Consolidated Balance Sheet of the Company and its Subsidiaries, less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of the Company.

“Debt” means indebtedness for money borrowed.

“Domestic Subsidiary” means a Subsidiary formed under the laws of, or conducting its principal operations within, the United States or any State or territory thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against lost in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.

“Principal Property” means any manufacturing plant or other similar facility owned by the Company or any Domestic Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent (2%) of Consolidated Net Tangible Assets except (A) any such plant or facility which our Board of Directors determines is not of material importance to the total business conducted, or assets owned, by the Company and its Domestic Subsidiaries as an entirety, or (B) any portion of any such plant or facility which our Board of Directors determines not to be of material importance to the use or operation thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to the Company or any Domestic Subsidiary of any Principal Property or portion thereof (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between the Company and a Subsidiary or between Subsidiaries), which Principal Property (or portion thereof) has been or is to be sold or transferred by the Company or such Domestic Subsidiary to such Person.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

Merger, consolidation or sale of assets

The provisions of the senior indenture described under the caption “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus will be applicable to the notes.

Events of default

The events of default with respect to the notes will be those events described under the caption “Description of Debt Securities—Events of Default” in the accompanying prospectus, except that each of the following will also be events of default:

•	a failure by the Company to repurchase notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth under the caption “—Purchase of notes upon a change of control repurchase event”; and

•	a failure by the Company or any of its subsidiaries to pay any indebtedness for borrowed money, within any applicable grace period after final maturity or the acceleration by the holders thereof, if the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million.

For a description of the remedies available to holders of the notes as a result of an event of default, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Satisfaction and discharge; defeasance and covenant defeasance

The provisions of the senior indenture described under the caption “Description of Debt Securities—Satisfaction and Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will be applicable to the notes.

Exchange and transfer

You may exchange or transfer the notes in accordance with the senior indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-entry issuance.”

Trustee and paying agent

The Bank of New York Mellon will act as our trustee and paying agent for the notes. We may choose to pay interest by mailing checks or making wire transfers, provided that we will make all payments in respect of global notes by wire transfer of same-day funds. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any note holder.

Governing law

The laws of the State of New York will govern the senior indenture and the notes.

Book-entry issuance

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositaries”), which U.S. Depositaries will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, in our sole discretion, determine that that global note will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the senior indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the senior indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the senior indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear
Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Material U.S. federal income tax considerations

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes, as of the date of this offering memorandum. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary generally is addressed only to purchasers of the notes on original issue for their original offering price, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, taxpayers holding their notes through a partnership or other pass-through entities, financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes that are held as a hedge or as part of a hedging, straddle or conversion transaction, certain former citizens or residents of the United States, regulated investment companies, real estate investment trusts, persons liable for alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any U.S. federal tax other than the income tax, including, but not limited to the U.S. federal gift tax and estate tax, to their particular situations.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

In certain circumstances, we may be obligated to pay holders of notes amounts in excess of stated interest or principal on the notes. At our option, we may redeem all or part of the notes, as described in “Description of the notes—Optional redemption,” for a price that may include an additional amount in excess of the principal amount of the notes. In addition, if the Proposed Acquisition is not consummated on or prior to June 30, 2011 or upon the occurrence of a Change of Control Repurchase Event, we may be required to purchase some or all of the notes, as described in “Description of the notes—Special mandatory redemption” and “Description of the notes—Purchase of notes upon a change of control repurchase event,” at a price that will include an additional amount in excess of the principal amount of the notes. These potential payments may implicate provisions of the Treasury Regulations relating to “contingent payment debt instruments.” One or more contingencies generally will not cause the notes to be treated as contingent payment debt instruments if, as of the issue date, each such contingency or all contingencies considered in the aggregate is considered remote or incidental or, in certain circumstances, it is significantly more likely than not that none of the contingencies will occur. We intend to take the position that the possibility, as of the date the notes are issued, that any such additional payments will be made will not cause the notes to be treated as contingent payment debt instruments under the applicable Treasury Regulations. Our determination is binding on you unless you disclose your contrary position to the Internal Revenue Service (the “IRS”) in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, which could challenge our determination. If such challenge were successful, a holder of a note likely would be required to accrue income on the notes in excess of stated interest and would be required to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax consequences to U.S. holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax on a net income basis in respect of the note regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (or certain trusts that have made a valid election to be treated as a United States person).

Payments of stated interest. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time the interest accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other taxable disposition of the notes. Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest, which will be taxed as ordinary income to the extent that a U.S. Holder has not previously recognized this amount. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note. Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Under current law, long-term capital gains of non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses may be subject to limitations.

We intend to treat a special mandatory redemption as a payment in redemption of a portion of the note. Under this treatment, a holder of a note generally would determine gain or loss on redemption by assuming that its note consisted of two separate instruments, one that is redeemed and one that remains outstanding. The adjusted basis and other relevant tax attributes of the two separate notes generally would be allocated based on the portion of the note redeemed in the redemption.

Backup withholding and information reporting. Information returns will be filed with the IRS in connection with payments on the notes, and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to non-U.S. holders

As used herein, a “Non-U.S. Holder” means a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of a note that is not a U.S. Holder. Non-U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal income tax, U.S. federal gift tax and estate tax, as well as state and local tax consequences of the purchase, ownership, and conversion and taxable disposition of the notes under their particular situations.

Payments of stated interest. Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding or income tax, provided that:

•	interest paid on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest on a loan agreement entered in the ordinary course of its trade or business; and

•	the Non-U.S. Holder certifies, under penalties of perjury, that such holder is not a U.S. person and provides such holder’s name and address in the form and manner required by the Code and Treasury Regulations promulgated thereunder.

If a Non-U.S. Holder cannot satisfy the requirements described above and the interest on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S., payments of interest made to it will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for the benefits of an applicable tax treaty under which such payments of interest are either exempt from, or subject to a reduced rate of, U.S. federal withholding tax and such Non-U.S. Holder certifies that it is entitled to such treaty benefits by providing an IRS Form W-8BEN.

In addition, if interest on the notes is effectively connected with a trade or business conducted by a Non-U.S. Holder, such Non-U.S. Holder will not be subject to withholding if it complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated rates in the same manner as if it were a U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, and the Non-U.S. Holder claims the benefits of the treaty by properly submitting on IRS Form W-8BEN, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty. If a Non-U.S. Holder is a corporation, effectively connected income also may be subject to the additional branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, exchange or other disposition of notes. Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other disposition of notes (including gain recognized as a result of a Special mandatory redemption as discussed under the heading “Tax consequences to U.S. Holders—Sale, exchange, redemption or other taxable disposition of the notes”), unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of that sale, exchange or other disposition and certain other conditions are met.

Backup withholding and information reporting. Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS WITH RESPECT TO THEIR ACQUISITION, OWNERSHIP, OR DISPOSITION OF THE NOTES, AND HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Underwriting

J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal amount
Underwriter	of notes

J.P. Morgan Securities LLC	$135,000,000
Citigroup Global Markets Inc.	135,000,000
Morgan Stanley & Co. Incorporated	135,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	55,000,000
BNY Mellon Capital Markets, LLC	8,000,000
Credit Suisse Securities (USA) LLC	8,000,000
HSBC Securities (USA) Inc.	8,000,000
PNC Capital Markets LLC	8,000,000
Wells Fargo Securities, LLC	8,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by ATI

Per note	0.650%

We estimate that our total expenses for this offering will be $400,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Legal matters

The validity of the notes will be passed upon for us by K&L Gates LLP, Pittsburgh, Pennsylvania. The underwriters have been represented in connection with the offering by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of Allegheny Technologies Incorporated (ATI) appearing in Allegheny Technologies Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2009 and ATI’s effectiveness of internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and ATI’s effectiveness of internal control over financial reporting as of December 31, 2009 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Allegheny Technologies Incorporated

Debt Securities
Preferred Stock
Common Stock
Warrants
Purchase Contracts
Purchase Units
Depositary Shares

We may offer from time to time, in one or more offerings:

•	senior debt securities;

•	subordinated debt securities;

•	preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	purchase contracts;

•	purchase units; or

•	depositary shares.

Our common stock is listed on the New York Stock Exchange under the symbol “ATI.”

We will provide the specific terms of any securities we offer in one or more supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a delayed or continuous basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement relating to that offering.

This prospectus describes some of the general terms that may apply to these securities, the specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus or in one or more reports which we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

We urge you to read carefully the information included or incorporated by reference in this prospectus and any applicable prospectus supplement for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus, including the information under “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 26, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus does not contain all of the information in that registration statement. For further information about our business and the securities that may be offered under this prospectus, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these contracts and documents. These summaries are qualified in all respects by reference to all of the provisions contained in the applicable contract or document. The registration statement and its exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet website is www.alleghenytechnologies.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the offering of the securities under this prospectus is terminated, except as noted in the paragraph below:

Our SEC Filings (File No. 1-12001)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2009
Current Reports on Form 8-K	January 16, February 24 and April 22, 2009
Registration Statement on Form 8-A	July 30, 1996

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or into this prospectus.

Statements contained in prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents contained in the exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus. Requests should be directed to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479, Attention: Corporate Secretary; telephone number: (412) 394-2800. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to invest in the notes. References to “Allegheny Technologies”, “ATI”, the “Company”, “we”, “our” and “us” and similar terms means Allegheny Technologies Incorporated and its subsidiaries, unless the context otherwise requires.

Allegheny Technologies Incorporated

We are one of the largest and most diversified specialty metals producers in the world. We use innovative technologies to offer global markets a wide range of specialty metals solutions. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, zirconium, hafnium and niobium, stainless and specialty steel alloys, grain-oriented electrical steel, tungsten-based materials and cutting tools, and carbon alloy impression die forgings and large grey and ductile iron castings. Our specialty metals are produced in a wide range of alloys and product forms and are selected for use in applications that demand metals having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics. Our specialty metals serve a range of end markets on a global basis, including aerospace and defense, the chemical process industry and oil and gas industry, electrical energy and medical device products. Our common stock is quoted on the New York Stock Exchange under the symbol “ATI”. For the year ended December 31, 2008, we generated total sales of approximately $5.3 billion and net income attributable to ATI of $565.9 million through three business segments: High Performance Metals, Flat-Rolled Products and Engineered Products.

Our principal executive offices are located at 1000 Six PPG Place, Pittsburgh, PA 15222, and our telephone number is (412) 394-2800.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the information under the heading “Where You Can Find More Information” for information on how to obtain copies of documents incorporated by reference in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and any of our subsequently filed Quarterly Reports on Form 10-Q could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

											Three Months
											Ended
	Year Ended December 31,										March 31,
	2004		2005		2006		2007		2008		2009

Ratios of earnings to fixed charges	1.4	x	6.5	x	18.1	x	25.0	x	19.4	x	1.8x

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income tax provision (benefit) and cumulative effect of change in accounting principle plus (income) loss recognized on less than fifty percent owned persons plus fixed charges less capitalized interest. “Fixed Charges” consists of interest expense, the portion of rents deemed to be interest, capitalized interest and amortization of debt expense.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations and repurchase of our outstanding equity securities. Pending any such use, the net proceeds from the sale of the debt securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to an offering of debt securities under this prospectus.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time under this prospectus. The particular terms of the debt securities offered under this prospectus and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement or in an Exchange Act Report. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. Any debt securities issued by us may be guaranteed by one or more of our subsidiaries.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the applicable debt securities. See the information under the heading “Where You Can Find More Information” for information on how to obtain a copy of the appropriate indenture. The following description also is subject to and qualified by reference to the description of the particular terms of the debt securities and the relevant indenture described in the related prospectus supplement, including definitions used in the relevant indenture. The particular terms of the debt securities that we may offer under this prospectus and the relevant indenture may vary from the terms described below.

General

The senior debt securities will be unsubordinated obligations, will rank equally with all other unsubordinated debt obligations of ours and, unless otherwise indicated in the related prospectus supplement or in an Exchange Act Report, will be unsecured. The subordinated debt securities will be subordinate in right of payment to any senior debt securities. A description of the subordinated debt securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated debt securities will be provided in the related prospectus supplement or in an Exchange Act Report. For a complete understanding of the provisions pertaining to the subordinated debt securities, you should refer to the form of subordinated indenture filed as an exhibit to the Registration Statement of which this prospectus is a part. Unless we elect or are required to secure the debt securities, the debt securities will be effectively subordinated to any of our existing and future secured debt to the extent of the assets securing that debt.

Our primary sources of payment for our payment obligations under the debt securities will be revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by us or to make funds available to us. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures do not restrict our subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all our subsidiaries’ liabilities, including their trade payables. This means that our subsidiaries may be required to pay all of their creditors in full before their assets are available to us. Even if we are recognized as a creditor of our subsidiaries, our claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

In addition to the debt securities that we may offer pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Terms

The indentures will not limit the principal amount of debt, including unsecured debt, or other securities that we or our subsidiaries may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The debt securities of any series may be issued in definitive form or, if provided in the related prospectus supplement or in an Exchange Act Report, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each debt security represented by a global security is referred to as a “Book-Entry Security.”

Debt securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the related prospectus supplement or in an Exchange Act Report, debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the related prospectus supplement or Exchange Act Report for the specific terms of the debt securities offered, including the following:

•	Designation of an aggregate principal amount, purchase price and denomination;

•	Date of maturity;

•	If other than U.S. currency, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	The interest rate or rates and the method of calculating interest (unless we specify a different method, interest will be calculated based on a 360-day year consisting of 12 30-day months);

•	The date or dates from which the interest will accrue, the payment dates on which any premium and interest will be payable or the manner of determination of the payment dates and the record dates for the determination of holders to whom interest is payable;

•	The place or places where principal, any premium and interest will be payable;

•	Any redemption or sinking fund provisions or other repayment or repurchase obligations;

•	Any index used to determine the amount of payment of principal of and any premium and interest on the debt securities;

•	The application, if any, of the defeasance provisions to the debt securities;

•	If other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity thereof;

•	Whether the debt securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	Whether the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock, warrants, other securities, purchase contracts or purchase units and the terms of such conversion, exercise or exchange, if any;

•	Whether the debt securities will be guaranteed by one or more of our subsidiaries and, if so, the identity of the guarantors;

•	Any covenants applicable to the debt securities being offered;

•	Any events of default applicable to the debt securities being offered;

•	Any changes to the events of default described in this prospectus;

•	The terms of subordination, if applicable;

•	The terms of conversion, if applicable; and

•	Any other specific material terms, including any additions to the terms described in this prospectus and any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, debt securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the related prospectus supplement or Exchange Act Report. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Merger, Consolidation or Sale of Assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey all or substantially all of its properties and assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if (i) the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the indenture, including payment of the principal and interest on the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company and (ii) there is no default under the indenture. Upon such a succession, the Company will be relieved from any further obligations under the indenture.

Events of Default

Except as otherwise set forth in the applicable prospectus supplement or in an Exchange Act Report, an event of default shall occur with respect to any series of debt securities when:

•	We default in paying principal of or premium, if any, on any of the debt securities of such series when due;

•	We default in paying interest on the debt securities of such series when due and such default continues for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any debt security of such series when due and such default continues for 30 days;

•	We fail to perform any other covenant or warranty in the debt securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	Certain events of bankruptcy, insolvency, or reorganization involving us occur; or

•	Any other event of default specified in the applicable prospectus supplement or in an Exchange Act Report occurs with respect to debt securities of that series.

We will be required annually to deliver to the trustee officers’ certificates stating whether or not the officers signing such certificates have any knowledge of any default in the performance by us of our obligations under the applicable indenture.

If an event of default shall occur and be continuing with respect to any series (other than an event of default described in the fifth bullet point of the first paragraph above under “— Events of Default”), the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) may declare the debt securities of such series to be immediately due and payable. If an event of default described in the fifth bullet point of the first paragraph above under “— Events of Default” occurs with respect to any series of debt securities, the principal amount of all debt securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the debt securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act. As used in this paragraph, a “default” means an event described in the first paragraph under “— Events of Default” without including any applicable grace period.

If at any time after the debt securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the debt securities of such series and the principal of all debt securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the debt securities of such series are due and payable.

In addition, the holders of a majority in aggregate principal amount of the debt securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any debt securities of such series or a default in the performance of a covenant that cannot be modified under the applicable indenture without the consent of the holder of each affected debt security.

The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the debt securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, for the appointment of a receiver or trustee or for any other remedy under the indenture unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series; and

•	The holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee, and offered reasonable indemnity satisfactory to the trustee, to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days after its receipt of such notice and the trustee has not received from the holders of a majority in principal amount of the debt securities of that series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that debt security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

Each indenture will contain provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities for any of the following purposes:

•	to evidence the succession of another corporation to us in accordance with “— Merger, Consolidation or Sale of Assets”;

•	to add to our covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; and

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to change any other provisions with respect to matters or questions arising under that indenture, provided that any such action shall not adversely affect the interests of the holders of any series of debt securities.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall:

•	change the fixed maturity of any debt securities or any installment of principal, interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require us to repay or repurchase that security, without the consent of the holder of each debt security so affected;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all debt securities affected thereby then outstanding;

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described above, except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each debt security affected thereby, without the consent of the holder of each debt security affected thereby;

•	change any obligation of ours to maintain an office or agency;

•	change any obligation of ours to pay additional amounts;

•	adversely affect any right of repayment or repurchase at the option of the holder; or

•	reduce or postpone any sinking fund or similar provision.

With respect to any vote of holders of a series of debt securities, we generally will be entitled to set any date as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Except as otherwise specified in the applicable prospectus supplement or in an Exchange Act report, each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all debt securities then outstanding for cancellation or (ii) all debt securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

Each indenture will provide, if such provision is made applicable to the debt securities of a series, that we may elect either (A) to defease and be discharged from any and all obligations with respect to any debt security of such series, or “defeasance,” or (B) to be released from our obligations with respect to such debt security under certain of the covenants and events of default under that indenture together with additional covenants that may be included for a particular series and that certain events of default shall not be events of default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money or certain U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates.

In the case of defeasance or covenant defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indentures) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

Record Dates

The indentures will provide that in certain circumstances we may establish a record date for determining the holders of outstanding debt securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the debt securities of such series.

Subordinated Debt Securities

Subordinated debt securities will be subordinate, in right of payment, to all senior debt. Senior debt is defined to mean, with respect to us, the principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing on the following:

•	all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described above, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture, in right of payment to the prior payment in full of all of our senior debt. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior debt has been made or duly provided for in money or money’s worth.

Notwithstanding the foregoing, unless all of our senior debt has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior debt or a person acting on their behalf, to be applied toward the payment of all our senior debt remaining unpaid until all the senior debt has been paid in full. Subject to the payment in full of all of our senior debt, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior debt.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of our subordinated debt securities.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in “street name,” you should check with your own institution to find out, among other things:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Book-Entry Securities

The following description of book-entry securities will apply to any series of debt securities issued in whole or in part in the form of one or more global securities except as otherwise described in the related prospectus supplement or in an Exchange Act Report.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary, or “participants,” or persons that may hold interests through participants.

Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice, (b) at any time the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that the depositary has ceased to be registered as a clearing agency, (c) we in our sole discretion determine that that the global security is so transferable or will be exchangeable for definitive securities in registered form and, in each case, notify the trustee of our decision, (d) an event of default with respect to the debt securities of that series has occurred and is continuing or (e) other circumstances exist that have been specified in the terms of the debt securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, units or depositary shares that may be offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We may issue, either separately or together with other securities, including as a part of units, shares of our common stock. Shares of common stock issued as part of units may be attached to or separate from any other securities part of those units. Under our Restated Certificate of Incorporation, we are authorized to issue up to 500,000,000 shares of our common stock. As of April 28, 2009, we have 98,017,737 shares of common stock issued and outstanding and have reserved 2,338,720 additional shares of common stock for issuance under our stock compensation plans.

A prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the Delaware General Corporation Law, as it may be amended from time to time;

•	our Restated Certificate of Incorporation, as it may be amended or restated from time to time; and

•	our Bylaws, as they may be amended or restated from time to time.

Dividends.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights upon Liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC is the transfer agent and registrar for the common stock.

Preferred Stock

We may elect to issue shares of our preferred stock from time to time, as described in the applicable prospectus supplement. We may issue shares of preferred stock separately or as a part of units, and any such shares issued as part of units may be attached to or separate from any other securities part of those units. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of our preferred stock may be convertible into our common stock.

Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock.

Our Restated Certificate of Incorporation authorizes our Board of Directors without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued. We have 6,000,000 shares of preferred designated as Series A Junior Participating Preferred Stock in connection with our prior rights agreement, leaving 44,000,000 shares of preferred stock remaining available for designation and issuance.

The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and

•	the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with an offering of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable.

Dividend Rights.  The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights upon Liquidation.  The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption.  All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent set forth in the applicable prospectus supplement.

Voting Rights.  Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

Additional Series of Preferred Stock.  In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Restated Certificate of Incorporation, as it may amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

Special Charter Provisions.  Our Restated Certificate of Incorporate provides that:

•	our Board of Directors is classified into three classes;

•	in addition to the requirements of law and the other provisions of our Restated Certificate of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of our common stock is required for the adoption or authorization of any of the following events unless the event has been approved at a meeting of our Board of Directors by the vote of more than two-thirds of the incumbent members of our Board of Directors:

•	any merger or consolidation of us with or into any other corporation;

•	any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of our assets;

•	any merger or consolidation of a Significant Shareholder (as defined in our Restated Certificate of Incorporation) with or into us or a direct or indirect subsidiary of ours;

•	any sale, lease, exchange, transfer or other disposition to us or to a direct or indirect subsidiary of ours of any of our common stock held by a Significant Shareholder or any other assets of a Significant Shareholder which, if included with all other dispositions consummated during the same fiscal year of ours by the same Significant Shareholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of our total consolidated assets as shown on our certified balance sheet as of the end of the fiscal year preceding the proposed disposition;

•	any reclassification of our common stock, or any re-capitalization involving our common stock, consummated within five years after a Significant Shareholder becomes a Significant Shareholder, whereby the number of outstanding shares of common stock is reduced or any of those shares are converted into or exchanged for cash or other securities;

•	any dissolution; and

•	any agreement, contract or other arrangement providing for any of these transactions but notwithstanding anything not including any merger pursuant to the Delaware General Corporation Law, as amended from time to time, which does not require a vote of our stockholders for approval;

•	our stockholders may not adopt, amend or repeal our Amended and Restated Bylaws other than by the affirmative vote of 75% of the combined voting power of all of our outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

•	any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of the stockholders; and

•	special meetings of the stockholders may be called at any time by a majority of our directors and may not be called by any other person or persons or in any other manner.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways:

•	to underwriters, whether or not part of a syndicate, for public offering and sale by them;

•	directly to purchasers in negotiated sales or in competitively bid transactions;

•	through agents;

•	through dealers; or

•	through a combination of any of the above methods of sale.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer and sale of the securities will be named, and any commissions payable by us to that agent will be provided, in an applicable prospectus supplement. We and our agents may sell the securities at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses. Unless otherwise described in an applicable prospectus supplement, the obligations of the underwriters to purchase offered securities will be subject to conditions, and the underwriters must purchase all of the offered securities if any are purchased.

If an underwriter or underwriters are used in the offer or sale of securities, we will execute an underwriting agreement with the underwriters at the time of sale of the securities to the underwriters, and the names of the underwriters and the principal terms of our agreements with the underwriters will be provided in an applicable prospectus supplement.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters;

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions; and

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

If indicated in an applicable prospectus supplement, we will authorize dealers acting as agents for us to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The identity of any such agents, the terms of such delayed delivery contracts and the commissions payable by us to these agents will be set forth in an applicable prospectus supplement.

If indicated in an applicable prospectus supplement, we may sell shares of our common stock under a newly established direct stock purchase and dividend reinvestment plan. The terms of any such plan will be set forth in the applicable prospectus supplement.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to U.S. persons, other than qualifying financial institutions, during the restricted period, as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

Except for shares of our common stock or as otherwise described in an applicable prospectus supplement, all of the securities will be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom the securities are sold by us for public offering and sale may make a market in the securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us will be passed upon for us by Jon D. Walton, Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary of Allegheny Technologies Incorporated, or by K&L Gates LLP, Pittsburgh, Pennsylvania. Mr. Walton is paid a salary by Allegheny Technologies Incorporated, is a participant in various employee benefit plans offered to its employees, and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of our common stock.

EXPERTS

The consolidated financial statements of Allegheny Technologies Incorporated (ATI) appearing in Allegheny Technologies Incorporated’s Annual Report (Form 10-K) for the year ended December 31, 2008 and ATI’s effectiveness of internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and ATI’s effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Allegheny Technologies Incorporated